Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Lightbridge Corporation
Reston, Virginia

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 15, 2016, relating to the consolidated financial statements of Lightbridge Corporation, which is incorporated by reference in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
Philadelphia, Pennsylvania

September 16, 2016